EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

For Immediate Release: February 11, 2004

Central Vermont reports stable 2003 earnings, strong total returns

RUTLAND, VT - Central Vermont Public Service (NYSE: CV) reported consolidated 2003 earnings of $19.8 million today, or $1.57 per basic and $1.53 per diluted share of common stock. This compares to 2002 earnings of $19.8 million, or $1.56 per basic and $1.53 per diluted share of common stock.

For the fourth quarter of 2003, CV reported earnings of $4.8 million, or 38 cents per basic and 37 cents per diluted share of common stock, compared to fourth quarter 2002 earnings of $5.2 million, or 41 cents per basic and 40 cents per diluted share of common stock.

In 2003, discontinued operations contributed 3 cents per diluted share to fourth quarter earnings, 12 cents for the year. This compares to 4 cents and 13 cents for the same periods in 2002. The Company's discontinued operations are related to Connecticut Valley Electric Company ("CVEC"). The CVEC plant assets and franchise were sold to Public Service Company of New Hampshire ("PSNH") on Jan. 1, 2004. The sale resolved all CVEC restructuring litigation in New Hampshire and the Company's stranded costs litigation before the Federal Energy Regulatory Commission.

"CV's Right Way to Work program to drive out unnecessary costs and improve service is paying dividends for customers and shareholders alike," President Bob Young said. "It has allowed us to increase the dividend in the first quarter of 2004 from 22 cents to 23 cents per share and improve total returns even as we've held the line on rates since 2001."

"As we look ahead, we will continue our efforts to drive costs from the business, improve our risk profile and provide value to our customers and shareholders," Young said. "Our focus will remain on providing strong earnings and exceptional customer service."

Yearly Performance Summary
Utility Business - Continuing Operations
Retail sales revenue increased $3.2 million over 2002, primarily due to increased retail mWh sales from colder winter months in the first quarter of 2003.

Net power costs increased $3 million as compared to 2002. Net power costs in 2002 were $2.2 million lower than they otherwise would have been due to state tax benefits realized by the sale of Vermont Yankee. Net power costs in 2003 were also affected by increased purchases from Vermont Yankee, independent power producers, and jointly owned units, due to higher output from these facilities. An increase in retail sales volume combined with higher ISO-New England clearing prices contributed to a 56 percent increase in resale sales revenue, to partially offset the increased power costs.

Other factors affecting 2003 earnings compared to 2002 include:

  Increased cash surrender value of certain life insurance policies due to financial market results;
  Lower other expenses including transmission costs, interest expense, higher bad debt reserves in 2002 due to customer bankruptcies, and internal cost cutting, offset by increased employee-related costs;
  A one-time transaction cost in 2002 related to the sale of Vermont Yankee; partially offset by
  A 2002 reversal of environmental reserve, and
  Lower equity in earnings from Vermont Yankee due to the July 2002 sale of the plant and state tax benefits realized by Vermont Yankee.

Also, the consolidated federal income tax provision reflected a benefit of approximately $2.3 million. Capital gain treatment on the proposed sale of CVEC (which closed Jan. 1, 2004) allowed for a reduction of certain income tax valuation allowances at Catamount, reflecting Management's best estimate that deferred income taxes for certain previously recorded equity losses will be realized.

Additionally, the Vermont utility earnings were above the allowed rate of return on common equity of 11 percent for the 12 months ended Dec. 31, 2003. Consequently, the Vermont utility's earnings were reduced by $1.5 million after-tax to stay below the mandated earnings cap. Similarly, in 2002 the Vermont utility earnings were reduced by about $0.4 million after-tax. In both years, the Company recorded a related pre-tax regulatory liability amounting to about $2.5 million in 2003 and $0.7 million in 2002, which will be used to decrease deferred debits currently on the balance sheet at Dec. 31, 2003.

Non-utility Business
Excluding the income tax benefits discussed above, Catamount recorded losses of about $1.6 million in 2003, primarily related to lower equity earnings and lower project development revenue, offset by lower interest expense due to lower debt. This compares to earnings of about $1.5 million in 2002, primarily related to higher equity earnings from several of its investments and realized development revenue upon the sale of another investment, offset by asset impairment charges taken for its investments that were sold in the fourth quarter of 2002.

Eversant recorded earnings of $0.5 million in 2003 compared to losses of $0.5 million in 2002, resulting from discontinuing its efforts to pursue non-regulated business opportunities, partially offset by the reversal of an IRS interest expense accrual in 2002, previously recorded in the fourth quarter of 2001.

Quarterly Performance Summary
Utility Business - Continuing Operations
Retail sales revenue was slightly higher than 2002 primarily due to higher usage by residential customers, while net power costs decreased slightly for the period.

Other factors affecting fourth quarter 2003 earnings compared to the same period in 2002 include:

  Higher other operating revenue related to fees charged to phone and cable companies for attaching to Company poles;
  Increased cash surrender value of certain life insurance policies due to financial market results;
  Lower other expenses, including transmission costs, interest expense, costs related to a distribution field inventory project, and internal cost cutting;
  A decrease in the Company's effective tax rate in the fourth quarter of 2003 as a result of changes to previously estimated permanent differences such as life insurance, and
  A reduction in Vermont utility earnings due to the mandated earnings cap in Vermont.

Non-utility Business
Catamount recorded fourth quarter 2003 losses of $0.2 million compared to earnings of $2.3 million in the fourth quarter of 2002, primarily due to lower equity earnings from several of its investments and project development revenue realized in the fourth quarter of 2002 with no comparable project development revenue in 2003.

Discontinued Operations
During the second quarter of 2003, the New Hampshire Public Utilities Commission approved the sale of CVEC's franchise and net plant assets to PSNH. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, ("SFAS No. 144"), the assets and liabilities of CVEC are classified as held for sale and its results of operations are reported as discontinued operations. Prior period results have been restated and certain of the Company's common corporate costs, which were previously allocated to CVEC, have been reallocated to reflect the impact on continuing operations. Previously, CVEC was reported as a separate segment. The sale closed on Jan. 1, 2004.

Other Developments
In accordance with the Vermont Public Service Board's ("PSB") Order approving the sale of the Vermont Yankee assets, on April 15, 2003, the Company filed Cost of Service Studies for rate years 2003 and 2004. A Memorandum of Understanding ("MOU") was reached between the Company and Vermont Department of Public Service in July 2003. On Jan. 27, 2004, the PSB issued its Order providing conditional approval for the MOU. On Feb. 3, 2004, the Company filed a Request for Reconsideration and Clarification. The MOU and related Request for Reconsideration and Clarification is still in the regulatory process and the Company cannot predict the outcome of that process at this time.

As a result of this outstanding issue and the complicated accounting treatment related to the sale of CVEC's franchise and plant assets, 2004 earnings guidance will be provided in the first quarter earnings release and conference call.

About CV
CV is Vermont's largest electric utility, serving over 145,000 customers statewide. Through CVEC, CV also served over 10,000 customers in New Hampshire in 2003.

The Company's two non-regulated subsidiaries include Catamount Energy Corporation and Eversant Corporation. Catamount invests in non-regulated energy generation projects in the United States and Western Europe with a current focus on developing, owning and operating wind energy projects, and Eversant sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward Looking Statements
Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Actual results will depend, among other things, upon the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets, our ability to maintain our current credit ratings and performance of Catamount. These and other risk factors are detailed in the Company's Securities and Exchange Commission filings. The Company cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. Central Vermont does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

Central Vermont Public Service Corporation Earnings per Diluted Share Reconciliation Fourth quarter 2003 vs. Fourth quarter 2002:

2002 Earnings per diluted share	$.40

Year over Year Effects on Earnings:
Tax factor difference (a)	$.13
Higher retail sales and other operating revenue	.07
Cash surrender value of insurance policies (b)	.04
Lower net power costs	.03
Lower earnings at Catamount (c)	(.21)
Vermont Utility earnings cap (d)	(.09)

2003 Earnings per diluted share	$.37

  Related to a decrease in the Company's effective tax rate in the fourth quarter of 2003, primarily resulting from changes to previously estimated permanent differences such as life insurance policies.
  Increase in cash surrender value of certain life insurance polices due to financial market results.
  Lower equity earnings from certain of its investments combined with lower project development revenue in 2003, due to the sale of two investments in the fourth quarter of 2002.
  In 2003 and 2002, the Vermont utility earned above its 11 percent allowed rate of return on common equity. As a result the Vermont utility's earnings were reduced by $1.5 million after-tax in 2003 and $0.4 million after-tax in 2002, so as not to exceed the mandated earnings cap.

Twelve months 2003 vs. Twelve months 2002:

2002 Earnings per diluted share	$1.53

Year over Year Effects on Earnings:
Federal income tax provision (a)	$.19
Higher retail sales and other operating revenue	.17
Cash surrender value of insurance policies (b)	.16
Lower other expenses	.10
Earnings at Eversant vs. losses in 2002	.08
Vermont Yankee 2002 transaction costs	.05
Discontinued Operations	(.01)
Reversal of environmental reserve in 2002	(.09)
Higher net power costs (c)	(.14)
Lower equity in earnings (d)	(.16)
Lower earnings at Catamount (e)	(.26)
Vermont Utility earnings cap (f)	(.09)

2003 Earnings per diluted share	$1.53

  On a consolidated basis, reflects a benefit of about $2.3 million. Capital gain treatment on the proposed sale of CVEC (which closed Jan. 1, 2004) allowed for a reduction of certain income tax valuation allowances at Catamount in the third quarter of 2003, reflecting Management's best estimate that deferred income taxes for certain previously recorded equity losses will be realized.
  Increase in cash surrender value of certain life insurance polices due to financial market results.
  Increased purchases in 2003 due to higher output from several of our power sources; partially offset by increased wholesale sales revenue due to higher contract rates, ISO-New England clearing prices and volume. Also, 2002 net power costs included the favorable impact of state tax benefits realized by Vermont Yankee.
  Related to the July 2002 sale of Vermont Yankee including state tax benefits realized by Vermont Yankee.
  Lower equity earnings from certain of its investments combined with lower project development revenue in 2003, primarily resulting from the sale of two of its investments in the fourth quarter of 2002; offset by a 2002 after-tax impairment charge related to the investment sales, and lower interest expense in 2003 due to lower debt. Excludes income tax benefits discussed in a) above.
  In 2003 and 2002, the Vermont utility earned above its 11 percent allowed rate of return on common equity. As a result the Vermont utility's earnings were reduced by $1.5 million after-tax in 2003 and $0.4 million after-tax in 2002, so as not to exceed the mandated earnings cap.

Central Vermont Public Service Corporation - Consolidated Earnings Release (unaudited) (Dollars in thousands, except per share amounts)
	Quarter Ended December 31		Year Ended December 31
	2003	2002	2003		2002
OPERATING DATA
Retail and firm sales (mWh)	566,061	568,976	2,203,165		2,188,735

Operating revenues:
Retail and firm sales	$68,179	$67,891	$263,654		$260,444
Resale sales	5,958	4,827	24,587		15,806
RS-2 power contract	2,330	2,503	10,409		10,948
Other operating revenue	2,644	1,811	7,364		7,192
Total operating revenues	$79,111	$77,032	$306,014		$294,390

Operating expenses:
Purchased power	$38,865	$38,552	$152,994		$142,430
Production and transmission (fuel)	775	781	3,964		2,732
Production and transmission (excluding fuel)	5,522	5,053	22,067		22,758
Total other utility operating expense	28,476	28,398	102,970		101,267
Total operating expenses	$73,638	$72,784	$281,995		$269,187

Net power costs (purchased power plus production fuel less wholesale sales)	$33,682	$34,506	$132,371		$129,356

NET INCOME AND COMMON STOCK
Income from Continuing Operations	$4,410	$4,644	$18,355		$18,224
Income from Discontinued Operations, net of taxes	412	508	1,446		1,543
Net Income	4,822	5,152	19,801		19,767
Preferred Stock Dividend Requirements	299	341	1,198		1,528
Earnings available for Common Stock	$4,523	$4,811	$18,603		$18,239

Average shares of common stock outstanding:
Basic	11,965,468	11,730,010	11,884,147		11,678,239
Diluted	12,253,353	12,000,532	12,119,553		11,942,822

Earnings per share of common stock - basic:
Continuing Operations	$.35	$.37	$1.45		$1.43
Discontinued Operations	$.03	$.04	$.12		$.13
Earnings per share	$.38	$.41	$1.57		$1.56

Earnings per share of common stock - diluted:
Continuing Operations	$.34	$.36	$1.41		$1.40
Discontinued Operations	$.03	$.04	$.12		$.13
Earnings per share	$.37	$.40	$1.53		$1.53

Dividends per share of common stock	$.22	$.22	$.88		$.88

NON-REGULATED BUSINESSES:
Catamount Energy Corporation:
(Losses) earnings per share of common stock:
Basic	$(.02)	$.20	$.06	(a)	$.13
Diluted	$(.02)	$.19	$.06	(a)	$.13

Eversant Corporation:
Earnings (losses) per share of common stock	$.01	$(.00)	$.04		$(.04)

(a) Includes tax benefit of 19 cents reflecting a reduction of certain income tax valuation allowances.

Media Inquiries:	Steve Costello, Director of Public Affairs (802) 747-5427; e-mail: scostel@cvps.com (802) 775-0486 (home) (802) 742-3062 (beeper)
Contact:	Jean H. Gibson, Senior Vice President, Chief Financial Officer and Treasurer (802) 747-5435; e-mail: jgibson@cvps.com